EXHIBIT 10(p)

                              OFFICE SPACE LEASE





Tenant:            Lincoln National Corporation

Lessor:            CBD Investment Group

Effective Date:    September 1, 1994




ARTICLE                                    #              PAGE #

PREMISES                                    1  -------------------------  1
TERM                                        2  -------------------------  1
USE                                         3  -------------------------  2
RENT                                        4  -------------------------  2
SERVICE AND UTILITIES                       5  -------------------------  6
COMMON AREAS                                6  -------------------------  8
ALTERATIONS                                 7  -------------------------  8
REPAIRS AND MAINTENANCE                     8  -------------------------  9
PRIOR LEASE                                 9  ------------------------- 10
CASUALTY                                   10  ------------------------  10
INDEMNITY AND INSURANCE                    11  ------------------------  11
LAWS AND REGULATIONS                       12  ------------------------  13
CONDEMNATION                               13  ------------------------  13
INSOLVENCY                                 14  ------------------------  14
LESSOR'S REMEDIES FOR
  TENANT'S DEFAULT                         15  ------------------------  14
ENTRY AND INSPECTION                       16  ------------------------  15
ASSIGNMENT AND TRANSFER
  BY TENANT                                17  ------------------------  16
ASSIGNMENT AND TRANSFER BY LESSOR          18  ------------------------  16
TENANT'S CERTIFICATE                       19  ------------------------  17
SUCCESSORS                                 20  ------------------------  18
WAIVER                                     21  ------------------------  18
RIGHT TO CONSTRUCT FIFTH FLOOR             22  ------------------------  18
RIGHT OF FIRST REFUSAL                     23  ------------------------  19
SIGNS                                      24  ------------------------  20
QUIET ENJOYMENT                            25  ------------------------  21
SEVERABILITY                               26  ------------------------  21
GOVERNING LAW                              27  ------------------------  21
HEADINGS                                   28  ------------------------  21
ENTIRE AGREEMENT                           29  ------------------------  21
TIME                                       30  ------------------------  21
INCLUSIVE LANGUAGE                         31  ------------------------  21
NOTICES                                    32  ------------------------  21
ARBITRATION OF DISPUTES                    33  ------------------------  22
EMERGENCY REPAIRS                          34  ------------------------  23
SATELLITE DISH                             35  ------------------------  23
RESTRICTED ALTERATIONS                     36  ------------------------  24
CONSENT                                    37  ------------------------  24
VACATE                                     38  ------------------------  24
HAZARDOUS OR TOXIC CHEMICAL,
  WASTE OR OTHER SUBSTANCES                39  ------------------------  25
PROVISIONS REGARDING PARKING
  FACILITIES                               40  ------------------------  25
RENEWAL OPTIONS                            41  ------------------------  27
TENANT'S REMEDIES FOR LESSOR'S
  DEFAULT                                  42  ------------------------  27
SHORT FORM LEASE                           43  ------------------------  28
BROKERS                                    44  ------------------------  28
LESSOR'S AUTHORITY                         45  ------------------------  28

29180


EXHIBIT A                                        LEASE DATA SHEET


1.  Lease Execution Date:  December  1, 1994

2.  Parties:       Lessor          CBD Investment Group
                                   7500 West Jefferson Boulevard
                                   P. O. Box 12925
                                   Fort Wayne, Indiana 46866

                   Tenant          Lincoln National Corporation
                                   200 East Berry Street
                                   Fort Wayne, Indiana 46802


3.  Suite:  Entire Building        Renaissance Square
    (Exc. Lincoln National         200 East Berry Street
    Foundation, Inc. Portion)      Fort Wayne, Indiana

    Area:  208,759.56 square feet

4.  Term:

    Twenty (20) Years
    Effective Date - December 1, 1994
    Termination Date - November 30, 2014

5.  *Rent:
     Premises:
     (a)  Total Annual                     $1,805,770.20
     (b)  Total Monthly                    $  150,480.85
     (c)  Annual Rate Per Square Foot      $    8.65 (triple net)

     Parking Facilities:
     (d)  Total Annual                     $  365,285.76
     (e)  Total Monthly                    $   30,440.48
     (f)  No. Spaces                              584

     Combined Rent - Premises and Parking Facilities
     (g)  Total Annual                     $2,171,055.96
     (h)  Total Monthly                    $  180,921.33

 *Rent subject to periodic adjustment as described in Lease.

6.  Payee:    CBD Investment Group
              Wire Union Federal Savings Bank of Indianapolis;
              Routing Number             274070484;
              Credit CBD Investment Group
              Account Number             560000653

7.  Lessor's Taxpayer Identification Number:  35-1682861

8.  Parking Facilities

     Location                              No. Spaces       Rent/Space/Mo.
     No. & Adjacent to
     Renaissance Square                    87                  53.06

     Lot - SEC Clinton/Wayne              101                  42.45

     Lot - SWC Barr/Jefferson              93                  31.83

     Lot - E. of Hist. Museum              73                  37.14

     *Town Center Garage                  230                  68.98


*Parking rent to be increased from time to time as described in Lease.

Term of Parking Facilities:  Twenty (20) years.

9.  Not applicable.

10. Not applicable.

11. Not applicable.

12. Renewal Option(s):  (a) number of periods:  two.
                        (b) years of each period:  five.
                        (c) Notice by February 28, 2014  (1st renewal).
                        (d) Notice by February 28, 2019  (2d renewal).
                        (e) Escalation base year:  Not Applicable.

13.  Escalation - Operating Expenses:  Not applicable - triple net lease.

14.  Escalation - Taxes:  Not applicable - triple net lease.

CBD INVESTMENT GROUP                  LINCOLN NATIONAL CORPORATION
By: Union Holding Co., Inc.
     Partner


                                          By: __________________________
  By:___________________________________
     Richard D. Waterfield, President    P. Kenneth Dunsire, Executive Vice
                                         President

                            Lessor                              Tenant
9213
                                      -4-
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                                    LEASE


   THIS LEASE is made and entered into on the date set forth at Item 1 on Exhibit A, attached hereto and made a part hereof (hereinafter referred to as the Lease Data Sheet), by and between the parties set forth at Item 2 on the Lease Data Sheet.

                                   ARTICLES

   ARTICLE 1. PREMISES. For and in consideration of the rental hereinafter specified and in further consideration of all the covenants and agreements herein contained, the Lessor leases to the Tenant and the Tenant hereby leases from the Lessor space, which size has been determined using current BOMA Standards, as set forth at Item 3 on the Lease Data Sheet, hereinafter called Premises, and also the Parking Facilities as hereafter described and defined.

   The Premises and the Parking Facilities are described on the exhibit attached hereto, marked Exhibit A-1, and by reference made a part hereof.

   ARTICLE 2.  TERM.

   (A) The term of this Lease shall be for a period of twenty (20) years. The term of the Lease shall commence on the Effective Date as shown on the Lease Data Sheet. The Lease will terminate at 12:00 o'clock midnight twenty
(20) years from the Effective Date, unless this Lease shall be earlier terminated as provided by this Lease.

   Should the Tenant hold over and remain in possession of the Premises or the Parking Facilities after the expiration of the applicable Lease Term or any extension thereof, it shall not be deemed or be construed to be a renewal or extension of this Lease, but shall operate to create a month-to-month tenancy which may be terminated by the Lessor or the Tenant at the end of any month upon thirty (30) days' prior written notice. Such holding over shall be on the terms and conditions specified in this Lease; provided, that in the event that Tenant holds over, rent during such hold-over period shall be 1.5 times the rent in effect at termination of the Lease. This shall not be construed to permit or authorize holding over by Tenant.

   (B)
   Definitions:
            "Lease Date" - the date that this Lease is signed by both parties. "Adjustment Dates" - March 1, 2002; March 1, 2005; March 1, 2008; and March 1, 2011.
            "Effective Date" - December 1, 1994.
            "Termination Date" - The last day of November, 2014.
            "Lease Year" - each twelve month period beginning with the Effective Date.

   (C) Tenant has been and is an occupant of the Premises and Parking Facilities, is familiar with them, and has had an opportunity to fully inspect all portions thereof. Upon the Effective Date, Tenant shall be deemed to have accepted the Premises. Tenant agrees that it will accept the Premises "as is". Except as otherwise expressly set forth in this Lease, Lessor does not make, nor has it made, any representation or warranty respecting the Premises, or the Parking Facilities, or the condition thereof, including without limitation, any warranties of habitibility or fitness for use, all of which are expressly waived by Tenant.

   (D)  This Lease includes the fixtures located in the Premises.

   ARTICLE 3.  USE.

   (A) Tenant represents and covenants that the Premises shall be used only for the purpose of a business office and related uses reasonably deemed necessary by Tenant to conduct its business.

   (B) The Tenant shall not use or occupy or permit the leased property to be used or occupied, nor do or permit anything to be done in or on the leased property, in any manner which will in any way violate any certificate of occupancy affecting the leased property, or make void or voidable any insurance then in force with respect thereto, or which will make it impossible to obtain fire or other insurance required to be furnished hereunder, or which will cause or be likely to cause structural damage to the building or any part thereof or which will constitute a public or private nuisance, and shall not use or occupy or permit the Premises or the Parking Facilities to be used or occupied in any manner which will violate any present or future laws or regulations of any governmental authority. Tenant shall have the right within the Premises to enforce a "no smoking" policy and to post appropriate signs or notices regarding same.

   ARTICLE 4.  RENT.

   (A) The Premises. The total annual rental for the Premises during the term of this Lease, is shown at Item 5 on the Lease Data Sheet, and Tenant covenants and agrees to pay such rental in equal monthly installments in the dollar amount shown at Item 5 of the Lease Data Sheet, each in advance on the first day of each month, commencing on the Effective Date.

            (i) The total annual rent and monthly rent for the space in the Premises is calculated as follows:

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   1st Floor
        17,941.62 s.f. x    $8.65   =     $155,195.02

   2nd Floor
           50,524 s.f. x    $8.65   =     $437,032.60

   3rd Floor
           50,621 s.f. x    $8.65   =     $437,871.65

   4th Floor
           50,494 s.f. x    $8.65   =     $436,773.10

   Garden Level

        37,212.94 s.f. x    $8.65   =     $321,891.93

   Penthouse
            1,966 s.f. x    $8.65   =      $17,005.90

Totals 208,759.56 s.f. x    $8.65   =   $1,805,770.20
              divided by:      12   =     $150,480.85

   (B) The rent for the Premises shall be subject to adjustment, from time to time during the term of the Lease, and any renewal thereof. The first rental adjustment shall occur on March 1, 2002, and subsequent rental adjustments shall be made on the first day of March during 2005, 2008, 2011 (the "Adjustment Dates"), and on the first day of any renewal period of this Lease. Upon each Adjustment Date, the annual rate of rent per square foot shall be increased as follows:

   (i) Determine "prevailing market rental" which is defined to be an average of the net rental per square foot then in effect and charged to new partial floor tenants (on a triple net basis) in Fort Wayne Bank Building, Summit Square, and Standard Federal Building in downtown Fort Wayne, Indiana.

   (ii) If either the Fort Wayne Bank Building, Summit Square, or Standard Federal Building are no longer used for commercial offices at the time of calculation, then Norwest Center shall be substituted. If there are not at least three of the above four buildings used for commercial offices, then the calculation shall be based upon the three most desirable downtown Fort Wayne office buildings then providing first class office space, as determined by the parties, and in the absence of agreement, then as determined pursuant to the arbitration provisions of Article 33 of this Lease.

   (iii)Multiply the result times two-thirds. In no event shall rent be adjusted to an amount less than the rent specified at the beginning of this Lease.

        (C) Parking Facilities. This Lease includes the rental by Lessor to Tenant of certain Parking Facilities, and Tenant agrees to pay rent for same as shown in Item 5 on the Lease Data Sheet, in addition to the rent above provided with respect to the Premises. The Parking Facilities are described on Exhibit A-1. Parking rent shall be calculated and paid in advance on a monthly basis based upon the number of spaces and monthly rent per space. Parking rent payments will commence on the Effective Date.

 (i) The total annual rent and monthly rent for the Parking Facilities is calculated as follows:

Location                No. SpacesMonthly Rent/Space  Monthly Total Rent

Surface Lot - North
 and adjacent to
 Renaissance Square               87       x  53.06  =    4,616.22


Surface Lot - SEC
 Clinton and Wayne               101       x  42.45  =    4,287.45

Surface Lot - SWC
 Barr and Jefferson               93       x  31.83  =    2,960.19

Surface Lot - Berry
 East of Historical
 Museum                           73       x  37.14  =    2,711.22

Town Center Garage               230       x  68.98  =   15,865.40

Totals                           584                     30,440.48

Total Annual Parking Rent                              $365,285.76

   (ii) Parking rent for the 230 spaces in Town Center Garage will be increased at the rate of 2% per year, commencing on September 1, 1995, and on September 1 of each year thereafter, until February 28, 2002.

   (iii) Commencing March 1, 2002, parking rent for all parking spaces shall be subject to adjustment on each Adjustment Date. On each Adjustment Date, rent for such spaces shall be increased to market rates prevailing for comparable parking spaces at that time, taking into consideration the volume of spaces being rented; provided, that in no event shall any such rent be less than the rent specified for such spaces on the last day of February, 2002.

   (D) Late Charges. Tenant agrees that if any monthly payment of rent due under this Article 4 has not been paid to Lessor within fifteen (15) days after it is due, there shall be due and owing, in addition to all other rent due hereunder, a late charge equal to One and One-Half Per Cent (1.5%) of all rent due for the month. Repeated late payments shall, at the election of Lessor, be an event of default under the terms of this Lease.

   (E) All sums due to Lessor shall be due and payable without relief from valuation or appraisement laws, with attorney fees, and with interest at

Eighteen Per Cent (18%) per annum after default. All rental is payable at the financial institution of Lessor shown at Item 6 of the Lease Data Sheet, or such other institution as Lessor may hereafter designate in writing. Lessor's Taxpayer I.D. Number is shown at Item 7 on the Lease Data Sheet.

   (F) This is a fully net Lease and Lessor shall not be required to provide any services, make any payment or do any act or thing with respect to the Premises, or the four surface parking lots that are a part of the Parking Facilities, or the buildings and improvements thereon, or appurtenances thereto, and the rent reserved herein shall be paid to Lessor without any claim on the part of Tenant for diminution, setoff or abatement, and nothing shall suspend, abate or reduce any rent to be paid hereunder, except that rent can be abated, deducted or set off if Lessor fails to perform its obligations as provided in this Lease.

   ARTICLE 5. SERVICES AND UTILITIES. For the purposes of this Article 5, the term "Premises" shall be defined as the entire Renaissance Square Building, including that portion occupied by other tenants. As a part of the consideration for this Lease, Tenant agrees to pay the following costs and perform the following obligations for the entire building, even though Tenant will not occupy the entire building.

   (A) Tenant agrees to pay all operating expenses with respect to the Premises. Tenant shall be responsible to furnish, at its own expense, all necessary heat and air conditioning, all electric current, natural gas, water and sewerage, janitorial services including trash removal and vacuuming of carpet, building management, and all necessary building security. Tenant further agrees to secure and maintain common areas that are used by or available to other tenants.

   (B) The heating and air conditioning shall be well maintained using good quality parts and equipment.

   (C) The Tenant shall not be liable to Lessor whenever the failure to supply such services and utilities shall be due to necessary repairs or improvements to the building or machinery therein deemed desirable by Tenant, or any reason beyond Tenant's control including strikes, power shortages, power failures, or other emergencies or governmental regulations having a direct effect on the supplying of such services or utilities. Nonetheless, Tenant agrees to make every reasonable effort to restore such services and to maintain such standards as quickly and efficiently as possible in the event of a stoppage excused hereunder. Furthermore, Tenant agrees that any repairs or alterations shall be reasonably calculated to avoid repeated breakdowns of a similar nature in the future.

   (D) Whenever Tenant shall be in default of its obligations hereunder, and if such default shall not be excused by the previous paragraphs, Lessor may give Tenant written notice to correct or begin to correct said default within five (5) working days. If Tenant has not begun to correct or corrected said default within fifteen (15) working days, Lessor may correct same and add the cost thereon to future rents due.

   (E) Lessor will cause tax invoices for the Premises and the four surface parking lots to be furnished to Tenant at least fourteen (14) days prior to due dates. Tenant agrees to pay, promptly when due, all real estate taxes, personal property taxes, and all other taxes, assessments or charges of any kind which may be or become a lien upon or assessed against the Premises or the four surface parking lots (other than liens occasioned by acts of Lessor), or for the payment of which Lessor or Tenant are or shall become liable by reason of their estate or interest in the Premises or any part thereof, or by reason of any right or interest under this Lease, or by reason of or in any manner connected with or arising out of the possession, ownership, or use of the Premises. Subject to Lessor having furnished invoices within the required time, Tenant further agrees to pay any penalty, interest or other charge that may be assessed because of failure to make timely payment when due. Upon request, Tenant will furnish Lessor with proof of payment of such charges.
If Tenant shall fail to pay any amount required as aforesaid on or before the last day upon which it may be paid without the imposition of interest or penalty, Lessor may at its election pay the same with any interest or penalties lawfully imposed and any amounts so paid by Lessor shall become immediately due and payable by Tenant as additional rent. This clause is not intended to indemnify Lessor against liability for its own state or federal income taxes.

   Tenant at its expense may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application of any of the above impositions provided that (a) the proceedings shall not interfere with the payment of rent, (b) neither the Premises or any interest therein or any rent would be in any danger of being sold, forfeited or lost, (c) Lessor would not be in any danger of civil or criminal liability for failure to comply (d) in the case of any unpaid taxes, such proceedings shall suspend delivery of a tax deed for the Premises or any part thereof, and
(e) failure of Tenant to comply would not affect the validity of any insurance required to be maintained with regard to the Premises. Lessor will cooperate with Tenant, at Tenant's expense, in pursuing any such contest.

   ARTICLE 6.  COMMON AREAS.

   (A) The parties agree that the Tenant and Tenant's customers, employees and/or visitors, shall have the right throughout the term hereof to use, in common with others entitled to similar use thereof, all of the interior common areas of the building of which the Premises are a part, including all hallways, rest rooms, loading dock, stairways, doorways and skybridge for ingress and egress to and from the Premises and the exterior common areas to the total premises, streets, service drives and sidewalks for ingress and egress to and from the Premises and to and from the public streets and highways; provided, that this shall be interpreted to refer only to the loading dock and common areas located on the garden level and first floor, together with ingress and egress, to the extent applicable to Lincoln National Foundation, Inc. ("Lincoln Foundation") Lease.

   (B) The Tenant shall adequately maintain and repair in good and usable condition throughout the term of this Lease all such common areas, shall be responsible for snow and ice removal in all exterior common areas, and shall maintain adequate illumination of all common areas both exterior and interior.

   (C) The obligations of Tenant under this Article 6 shall be defined to include the entire Renaissance Square building, even though Tenant will not occupy all of the building.

   ARTICLE 7. ALTERATIONS. Any alteration, addition, or improvement made by the Tenant, and any fixtures installed as part thereof, shall become the property of the Lessor upon the expiration or other sooner termination of this Lease (the term "fixtures" does not include light fixtures in the Board Room on the fourth floor). The Tenant shall keep the Premises free from any and all liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Tenant may make alterations, additions or improvements; provided, that no such alteration, addition, or improvement shall weaken or endanger the structural soundness of the Premises or violate any law, ordinance, order, governmental rule or regulation.

   ARTICLE 8. REPAIRS AND MAINTENANCE. For the purposes of this Article 8, the term "Premises" shall be defined as the entire Renaissance Square Building, including that portion occupied by other tenants. As a part of the consideration for this Lease, Tenant agrees to pay the following costs and perform the following obligations for the entire building, even though Tenant will not occupy the entire building.

   (A) Tenant agrees at its expense to make all necessary repairs or replacements to the Premises and to keep the same in a state of good repair; to perform all maintenance and to maintain the Premises in a good, clean and safe condition, and to make any replacements or restoration that may from time to time be necessary upon the Premises. Tenant agrees to do these things in a good and workmanlike manner and to promptly pay all costs and expenses incurred for same as and when due. Tenant's obligations to repair, maintain, replace and restore the Premises extends to all parts of the Premises, interior and exterior, above or below the ground, and including the sky bridge and areas appurtenant to the Premises that are under the control of Tenant.

   (B) The repair, maintenance and replacement obligations of Tenant under this Lease include all equipment and facilities located within or used as a part of the Premises including, without limitation, the equipment listed on Exhibit C, attached hereto.

   Between one hundred eighty (180) days and ninety (90) days before termination of the Lease Term and again not less than fifteen (15) days prior to such termination, Lessor may at its expense inspect the equipment and facilities listed on Exhibit C to determine that they are in good repair and working order. If any material defects, other than normal wear and tear, are discovered, Tenant shall correct same at its expense prior to termination of the initial Lease Term or extended term, as applicable.

   As consideration for Tenant undertaking full responsibility for the equipment and facilities described on Exhibit C, and the exterior walls, roof, skylight and structural portions of the Premises, Tenant shall be entitled to an annual rent credit in the sum of Twenty Thousand Dollars ($20,000.00), to be credited against and deducted from the regular monthly rental during the last month of each Lease Year during the initial term and any renewals of this Lease.

   Any dispute between the parties regarding the rights provided in this subparagraph shall be resolved in accordance with the arbitration provisions of this Lease.

   (C) Tenant agrees to perform all required repairs, maintenance, restoration or replacement to the Premises, whether necessitated by normal use, passage of time, or for any other reason or cause whatever, foreseen or unforeseen. Tenant shall not commit physical waste upon the Premises.

   (D) At the end of the Lease Term, Tenant agrees to return the Premises to Lessor in as good condition as when received, reasonable wear and tear excepted.

   (E) If at any time during the term of this Lease and any renewal or extension thereof there shall be a default in or other noncompliance with any of the duties imposed upon Tenant by this Article, and so long as any such default continues for five working days after written notice has been sent to

Tenant and Tenant has not reasonably commenced to cure such default within those five working days, Lessor may at its election remedy or attempt to remedy any such default or other noncompliance and expend any reasonable sums necessary therefor at the cost and expense of the Tenant, and the sums so expended shall be added to future rents with the next installment due and payable to Lessor.

   ARTICLE 9.  PRIOR LEASE.

   Reference is made to an existing lease between the parties dated February 14, 1991 (the "Prior Lease"), which Prior Lease encompasses a part of the same Premises and Parking Facilities included in this Lease. It is the intent of the parties that the Prior Lease will terminate on the Effective Date, and will be replaced by this Lease. The parties therefore agree that upon the Effective Date, the Prior Lease shall be deemed to be terminated. Any prepaid or unpaid rent under the Prior Lease at the time of cancellation shall be credited to or paid by Tenant, as the case may be. There shall be no duplication of rent liability under the two leases. Notwithstanding termination of the Prior Lease, Tenant shall continue to be responsible for its obligations under the Prior Lease for the time prior to the Effective Date of this Lease.

   ARTICLE 10. CASUALTY. For the purposes of this Article 10, the term "Premises" shall be defined as the entire Renaissance Square Building, including that portion occupied by other tenants. As a part of the consideration for this Lease, Tenant agrees to pay the following costs and perform the following obligations for the entire building, even though Tenant will not occupy the entire building.

   (A) If any building, fixture or other improvement or personal property now or hereafter situated on or part of the Premises should at any time during the term of this Lease be damaged or destroyed by fire or otherwise, the Tenant shall at its sole cost and expense restore and rebuild the Premises as nearly as possible to the condition they were in immediately prior to such damage or destruction, and such restoration and rebuilding, prosecuted with reasonable diligence, shall be completed as soon as reasonably possible. The manner of disbursement of any insurance proceeds shall be satisfactory to both Lessor and Tenant. No damage or destruction of the Premises or any part thereof or any of the fixtures or other property therein shall be grounds for the termination of this Lease or relieve the Tenant from any obligation created or imposed by virtue of this Lease, including, without limitation, Tenant's obligation to pay rent and all other charges on the part of Tenant to be paid, and the Tenant's obligations to perform all other covenants and agreements required to be performed by Tenant under this Lease. Notwithstanding the foregoing, if 75% or more of Renaissance Square is destroyed within 12 months of the end of the lease term, or within 12 months of the end of a renewal term, Tenant may elect to terminate the Lease on condition that Tenant shall assign all insurance proceeds to Lessor and, if the insurance proceeds received by Lessor are less than sufficient to reimburse Lessor for the full replacement cost of the damaged property, Tenant shall pay Lessor any difference; and on the further condition that Tenant shall notify Lessor in writing of its election within ten (10) days after such destruction occurs.

   ARTICLE 11.  INDEMNITY AND INSURANCE. For the purposes of this Article
11, the term "Premises" shall be defined as the entire Renaissance Square Building, including that portion occupied by other tenants. As a part of the consideration for this Lease, Tenant agrees to pay the following costs and perform the following obligations for the entire building, even though Tenant will not occupy the entire building.

   (A) All Tenant's personal property of any kind that may be on or about the Premises shall be at the sole risk of Tenant and with the exception of loss or damage caused by Lessor's intentional acts, Lessor shall have no liability to Tenant for any loss or damage thereto.

   (B) The entire Renaissance Square building and the Skybridge shall be at the sole risk of Tenant, and with the exception of loss or damage caused by Lessor's intentional acts, Lessor shall have no liability to Tenant for any loss or damage thereto.

   (C) Tenant will indemnify and save harmless Lessor and its partners from and against any and all loss or liability arising from injury or claim of injury during the term of this Lease to person or property of any kind arising from or in connection with the occupation, possession, use, management or control of the Premises and the four surface lots that are a part of the Parking Facilities, including the buildings and improvements thereon, the skybridge, facilities, and equipment therein, and adjoining sidewalks, or arising out of Tenant's failure to perform Tenant's obligations under this Lease. The covenants of Tenant to indemnify Lessor shall not apply to willful or negligent acts of Lessor; provided, that this shall not be construed to relieve Tenant from its obligations to maintain insurance for the benefit of Lessor as otherwise provided in this Lease.

   (D)  At all times during the term of this Lease Tenant shall:

   (i) Keep the buildings and improvements now erected and those which may hereafter be erected on or be a part of the Premises or the four surface lots that are a part of the Parking Facilities, and all personal property thereon, insured in the name of Lessor and Tenant, as their interest may appear, with insurance companies satisfactory to Lessor, against loss or damage by all risk of physical loss, including flood and earthquake, in an amount representing not less than 100% of the insurable replacement cost (agreed to be $25,000,000.00 on the Effective Date), subject to reasonable deductibles. Five years after the Effective Date, and each five years thereafter, Lessor shall notify Tenant of insurable replacement cost as of that date, and Tenant shall cause the insurance amount to be adjusted accordingly;

   (ii) Effect and maintain with insurance companies satisfactory to Lessor, boiler insurance, if the same shall be appropriate, in the amount of $1,000,000.00, and also general liability insurance on the Premises and the four surface lots that are a part of the Parking Facilities for the benefit of Lessor and Tenant and covering any liability that Lessor or Tenant may have regarding the Premises or the four surface lots that are a part of the Parking Facilities for a total of $20,000,000.00 in respect to any one accident, occurrence or disaster, and $2,000,000.00 in respect of injuries, liability or damage to any person, and $1,000,000.00 in respect to property damage; and

   (iii)In the event of restoration, alterations or construction in the Premises or the four surface lots that are a part of the Parking Facilities that may be made by Tenant in excess of $100,000.00 per job, also provide and keep in force for the benefit of the Lessor, contingent liability and builder's risk insurance in the usual form and in insurance companies satisfactory to the Lessor as to the amount of each policy and the identity of the respective insurers. Tenant agrees to deliver to Lessor if requested certificates from insurance companies with respect to the insurance coverages provided for herein, at the commencement of the term of this Lease and from time to time thereafter as new policies are issued. Tenant agrees to satisfy the conditions of such policies.

   (E) Lessor and Tenant each hereby waive all rights of recovery against the other on account of loss or damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage is insured against for the benefit of the waiving party under any insurance policy which may be in force at the time of such loss or damage.

   ARTICLE 12.  LAWS AND REGULATIONS.

   Tenant agrees at its own cost and expense to promptly comply with and observe all laws, ordinances, statutes, regulations and orders of any governmental body or authority, which may be applicable to the Premises or the activities of Tenant in or about the Premises, or the use of the Premises.

   ARTICLE 13. CONDEMNATION. If the whole or any part of the Renaissance Square Building shall be taken by any public authority under the power of eminent domain, then the term of this Lease shall cease on the part so taken on the date possession shall be required for public use. Any rent prepaid in advance of such date shall be refunded to Tenant, and if the amount taken is material then Lessor and Tenant shall each have the right to terminate this Lease upon written notice to the other, which notice shall be delivered within thirty (30) days following the date notice is received of such taking. In the event that neither party hereto shall terminate this Lease, Lessor shall make all necessary repairs to the Premises and the Building in which they are located to render and restore the same to a complete architectural unit and Tenant shall continue in possession of the portion of the Premises not taken under the power of eminent domain, under the same terms and conditions as are herein provided, except that the rent reserved herein shall be reduced in direct proportion to the amount of the Premises so taken. All damages awarded for such taking shall belong to and be the property of the Lessor, whether such damages be awarded as compensation for diminution in value of the leasehold or to the fee of the Premises or the Building, provided, however, Lessor shall not be entitled to any portion of the award made to Tenant for removal and reinstallation of trade fixtures, loss of its business, or moving expenses.

   ARTICLE 14. INSOLVENCY. If either party to the Lease (herein called the First Party) shall file a Petition in voluntary bankruptcy or be adjudged bankrupt in involuntary proceedings, or make an assignment for benefit of creditors or like arrangement or composition, or file a petition in the federal court for reorganization, or otherwise seek relief pursuant to the provisions of any state or federal insolvency or bankruptcy law, or to be placed in the hands of a receiver or trustee, then the remaining party may, at its election, terminate this Lease by written notice to the First Party; provided, however, if the order of Court creating such disability shall not be final by reason of pendency of such proceedings, or appeal from such order, then the remaining party shall not have the right to terminate this Lease so long as the First Party performs its obligations hereunder.

   ARTICLE 15. LESSOR'S REMEDIES FOR TENANT'S DEFAULT. In the event of failure to pay any rent when due, and after fifteen (15) days' written notice from Lessor, then Lessor, besides any other rights or remedies it may have by law or otherwise, shall have the immediate right of re-entry and may remove all persons and property from the Premises. Such property may be removed and stored at the cost of and for the account of Tenant. Tenant shall have the right to immediate access to any such property upon payment to Lessor of all costs of removal and/or storage of such property. Should Lessor elect to re-enter as herein provided, or should Lessor take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Lessor may either terminate this Lease or may, from time to time, without terminating this Lease, relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Lessor in the exercise of Lessor's sole discretion may deem advisable with the right to make alterations and repairs to said Premises. Upon each such reletting (a) Tenant shall be immediately liable to pay to Lessor, in addition to any indebtedness other than rent due hereunder, the cost and expense of such reletting and of such alterations and repairs incurred by Lessor, and the amount if any by which the rent reserved in this Lease for the period of such reletting (up to but not beyond the term of this Lease) exceeds the amount agreed to be paid as rent for the Premises for such period of such reletting; or (b) at the option of Lessor rents received by Lessor from such reletting shall be applied first, to the payment of any indebtedness, other than rent due hereunder from Tenant to Lessor; second, to the payment of any costs and expenses of such reletting and of such alterations and repairs; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder.

   In the event of default by Tenant under any of the other terms and conditions of this Lease (other than failure to pay rent), then Lessor may give Tenant written notice of such default, and Tenant shall correct same within thirty (30) days thereafter. If Tenant fails to correct such a default, then the Arbitrator in any arbitration proceedings shall have the authority to award Lessor any or all of the remedies as above enumerated in this Article 15; provided, that default shall not be declared so long as Tenant is making a reasonable effort to correct the problem. Should Lessor at any time terminate this Lease for any breach, in addition to any other remedy Lessor may have, Lessor may recover from Tenant all damages Lessor may incur by reason of such breach, including the cost of recovering the Premises, and including the rent reserved and charged in this Lease for the remainder of the stated term, all of which amounts shall be immediately due and payable along with attorney's fees from Tenant to Lessor, and Lessor shall have no obligation to relet.

   Lessor's remedies are intended to be cumulative and, in addition to those above set forth, Lessor shall have such other remedies as may be provided at law or in equity.

   ARTICLE 16.  ENTRY AND INSPECTION.

   (A) Lessor or Lessor's agents shall have the right to enter the Premises and the Parking Facilities at all reasonable times for any of the following purposes: to inspect the Premises; to make such repairs or additions as the Lessor is obligated or may elect to make; and to show the Premises to a prospective mortgagee. Any such entry shall be done at such hours and in such manner as not to unreasonably interfere with Tenant's normal business operations. In addition, except in the event of an emergency, Lessor shall get Tenant's prior consent to any such entry and such consent shall not be unreasonably withheld.

   (B) Lessor or Lessor's agents may show the Premises to any prospective tenant at any reasonable time beginning nine (9) months prior to the end of the lease term after obtaining Tenant's consent. Such consent will not be unreasonably withheld.

   ARTICLE 17. ASSIGNMENT AND TRANSFER BY TENANT. Tenant shall not make any assignment of this Lease nor sublet the Premises or the Parking Facilities, or any part thereof, except to subsidiary or affiliate companies of Tenant (meaning companies subject to common control with Tenant or controlled by Tenant) without the prior written consent of the Lessor, which consent will not be unreasonably withheld. Without limitation, Lessor may reasonably withhold consent to any assignment or subletting if same would cause Lessor to be in violation of any lease or if the proposed use by the assignee or sublessee would be other than as permitted by this Lease. If the rental to be paid by any permitted assignee or sublessee is higher than the rent provided in this Lease, Lessor and Tenant shall each be entitled to one-half of any such excess rent. Any assignment or sublease shall not relieve or release Tenant from liability under this Lease.

   ARTICLE 18.  ASSIGNMENT AND TRANSFER BY LESSOR.

   (A) Tenant agrees that Lessor may at any time, and from time to time, transfer and assign its interest in this Lease either in connection with a sale and transfer of title to the real estate in which the Premises are situated or for the purpose of mortgaging, pledging or hypothecating said

Lease as security for a mortgage loan on the real estate where the Premises are located. Tenant agrees to subordinate this Lease to such mortgage, or to agree to an attornment in event of foreclosure, if required by the mortgagee, provided the mortgagee is a bank, insurance company, or other financial or lending institution and further provided the holder thereof shall agree that in the event of foreclosure the right of Tenant to possession hereunder shall remain undisturbed so long as Tenant is not in default in the performance or observance of the terms, covenants and conditions of this Lease. Lessor agrees that any mortgage placed upon the Premises after the date of this Lease shall be subject to the requirement that the proposed Mortgagee shall agree to an attornment and nondisturbance agreement with Tenant, subject to Tenant performing its obligations under this Lease.

   (B) Lessor agrees to give timely and proper notice of any such transfer through a duly authorized officer of Lessor. If such transfer will necessitate a change in to whom the rent is paid, Lessor will give to Tenant written notice of such change of payee with an original signature of Lessor on such notice.

   (C) Lessor agrees to request any mortgagee which is prior to this Lease to execute a non-disturbance agreement recognizing Tenant's right to possession in the event of foreclosure upon request of Tenant, and cause the same to be recorded in the office in which such mortgages are recorded.

   (D) In the event of a sale or conveyance by Lessor of Lessor's Building, the same shall operate to release Lessor from any future liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the successor-in-interest of Lessor for performance of such covenants and conditions; provided, that Lessor shall remain responsible for any default that occurred prior to such sale or conveyance. This Lease shall not be affected by any such sale, and Tenant agrees to recognize and attorn to Lessor's successor-in-interest as the landlord hereunder; provided, that Lessor's successor-in-interest agrees to recognize and not disturb Tenant's right to possession so long as Tenant is not in default under the terms of the Lease.

   ARTICLE 19. TENANT'S CERTIFICATE. From time to time after the Effective Date and when requested by Lessor, tenant shall execute and deliver to Lessor within fifteen (15) days following such request a written certificate:



        (a)  Expressing the Effective Date and termination date hereof;

        (b) Certifying that this Lease is in full force and effect and to the best of Tenant's knowledge has not been assigned, modified or amended (except by such writings as shall be described);

        (c) Stating that all conditions under this Lease to be performed by Lessor have to Tenant's best knowledge been so performed or have been waived by Tenant (or stating which conditions remains unsatisfied);

        (d) Stating that there are no defenses and offsets as are then claimed by Tenant to Tenant's best knowledge (except as set forth on attached Exhibit, if any);

        (e)  Stating the amount of any advance rentals then paid by Tenant;

        (f)  Stating the date to which rentals have been paid.

Lessor, Lessor's mortgage lenders and any purchasers of the Premises or any of the Parking Facilities shall be entitled to rely upon such certificate. Tenant shall not be required to furnish a Tenant's Certificate as provided in this Article 19 more often than twice 0in any consecutive twelve-month period.

   ARTICLE 20. SUCCESSORS. All rights and liabilities herein given to or imposed upon either of the parties to this Lease shall extend to, be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   ARTICLE 21. WAIVER. The failure of Lessor or Tenant to insist upon strict performance of any of the covenants or conditions of this Lease shall not be construed as a waiver for the future of any such covenants or conditions, but the same shall be and remain in full force and effect.

   ARTICLE 22. RIGHT TO CONSTRUCT FIFTH FLOOR. Tenant is granted the right, during the initial term or any renewal of this Lease, to construct a fifth floor on the Renaissance Square Building. Upon completion of any such construction such additional space shall become a part of the Premises subject to the terms of this Lease.

        (a) In the event of such construction, Tenant shall thereafter be responsible for the maintenance, repair, and replacement of all of the building, including the part constructed by Tenant.

        (b) Prior to commencing such construction, Tenant shall furnish detailed plans and specifications for same to Lessor, for inspection by Lessor and its representatives, and construction shall not commence until Lessor shall have indicated its written approval for same, which approval shall not be unreasonably withheld. Lessor shall have forty-five (45) working days within which to respond, and failure to do so shall be deemed approval. If Lessor gives approval, such approval shall not be construed to subject Lessor to liability of any kind with respect to such construction, or to waive or alter any of Lessor's rights under this Lease.

        (c) Any such construction shall be at Tenant's sole risk, and Tenant shall indemnify Lessor and save it harmless against any loss or liability arising in connection therewith.

        (d) In conducting such construction, Tenant shall comply with all applicable laws, rules or regulations, shall be responsible for obtaining all licenses or permits, and shall obtain and furnish builder's risk, general liability, and workmen's compensation insurance, insuring Lessor and Tenant as their interests may appear, upon such terms and in such amounts as Lessor may reasonably require. Any damage to the remainder of the Premises caused in connection with such construction shall be promptly repaired by Tenant at its sole cost. In no event shall Tenant permit such construction to damage or lessen the structural soundness and integrity of the remainder of the building. Tenant will use all reasonable means not to interfere with rights or business of other tenants during construction.

        (e) Any improvements constructed shall become a part of the Premises for all purposes under this Lease. Upon termination of the Lease all improvements constructed pursuant to this Article shall revert to Lessor.

        (f) Tenant agrees that if it commences construction of a fifth floor on the Premises, such construction shall be fully completed on or before the end of the Lease Term.

        (g) If Tenant constructs a fifth floor on the Premises, Tenant shall not be obligated to pay rent for same during the first ten (10) years after a Certificate of Occupancy is issued for the newly constructed space, but shall commence paying rent, and shall continue to pay rent so long as this Lease remains in effect thereafter. Such rent shall be calculated in the same manner as herein provided with respect to other space in the Premises, based upon the number of square feet, determined in accordance with BOMA standards.

   ARTICLE 23. RIGHT OF FIRST REFUSAL. If, at any time during the term of this Lease, Lessor desires to sell its interest in the Renaissance Square

Building and/or one or more of the four surface parking lots that are a part of the Parking Facilities (the "Real Estate") Lessor shall first offer to sell the Real Estate to Tenant on the same terms and conditions as proposed in writing by any other bona fide third party purchaser. Lessor shall submit a copy of the written offer from such other purchaser and Tenant shall have a period of ten (10) days from receipt in which to exercise its right to purchase the Real Estate on the same terms and conditions. To exercise its right of first refusal, Tenant shall advise Lessor in writing, stating that Tenant unconditionally agrees to purchase the Real Estate on all of the identical terms and conditions set forth in the submitted offer. If the offer includes the Renaissance Square Building, Tenant shall also agree to pay an additional One Hundred Thousand Dollars ($100,000.00) in cash at closing, over and above the purchase price stated in the submitted, proposed offer. If the submitted proposed offer includes only surface parking lots, Tenant shall, in addition to accepting the other terms of such offer, agree to pay a premium of Ten Thousand Dollars ($10,000.00) over the proposed purchase price if the lot is North of and adjacent to Renaissance Square or the SEC Clinton/Wayne lot, and a premium of Five Thousand Dollars ($5,000.00) if the offer pertains to one of the other surface parking lots. If Tenant does not provide written indication of its intent to exercise its right of first refusal, then Lessor shall be entitled to complete the sale of the Real Estate to the original proposed purchaser. None of the foregoing provisions regarding a right of first refusal shall be applicable to:

        (i) Lessor's granting of any mortgage, deed of trust, security interest, collateral assignment, or similar interest with respect to the Real Estate or this Lease;

        (ii) Any sale, at a foreclosure sale or by a deed in lieu of foreclosure, to a bona fide Mortgagee or to the bona fide holder of any such mortgage, deed of trust, security interest, collateral assignment, or a similar interest or to any other bona fide purchaser;

        (iii) Any sale or other transfer of a partnership or other interest in Lessor or in any Partner of Lessor; or

        (iv) Any sale or other transfer of the Leased Premises after the initial term of the Lease. The provisions hereof shall not preclude preliminary discussions, whether oral or in writing, and negotiations between Lessor and any prospective purchaser concerning terms and conditions for the sale or other transfer of Lessor's interest in the Real Estate.

If Tenant declines its right of first refusal with respect to any proposed offer, and that proposed sale does not close for any reason, then Tenant shall continue to have its right of first refusal to a subsequent proposed offer for the same property.

   ARTICLE 24. SIGNS. Tenant may, at its sole cost and expense, install signs on the Renaissance Square Building, grounds, and skybridge. No such signs shall be installed until the plans and specifications for same have been submitted to Lessor, and Lessor has given its written consent, which consent shall not be unreasonably withheld. Lessor shall notify Tenant of its consent or denial of consent within thirty (30) days after receipt of plans and specifications; provided, that if Lessor does not respond within such thirty
(30) days, it will be deemed to have given its consent. In no event, however, shall the placement of signs conflict with the rights of any other tenant in
Renaissance Square.    Notwithstanding the foregoing, the parties agree that
Tenant may not change the name of Renaissance Square. Tenant shall not without Lessor's permission alter or modify any of the four exterior monuments at Renaissance Square. Tenant may place an electric or permanent sign on the Skybridge, and if so, any such sign shall remain as a part of the Premises upon expiration of this Lease. Lessor reserves the right to place temporary signs on the Skybridge from time to time; provided, that such signs shall not interfere with signs placed by Tenant; and further provided that Lessor shall first obtain Tenant's consent, which shall not be unreasonably withheld.

   ARTICLE 25. QUIET ENJOYMENT. Lessor hereby warrants peaceful and quiet possession of the Premises against all parties claiming adverse interest thereto or under Lessor.

   ARTICLE 26. SEVERABILITY. The invalidity of any provision or clause herein contained shall not serve to render the balance of this Lease ineffective or void and the same shall be construed as if such had not been herein set forth.

   ARTICLE 27. GOVERNING LAW. Any interpretation of this Lease, or any other determination of the rights or liabilities of the parties hereto shall be governed by the law of the State of Indiana.

   ARTICLE 28. HEADINGS. The captions and table of contents are inserted solely as a matter of convenience and for reference and shall not constitute a part of this Lease, shall not affect its meaning or effect, nor shall they define, limit, or describe the scope or intent of this Lease.

   ARTICLE 29. ENTIRE AGREEMENT. This Lease shall constitute the entire agreement of the parties hereto. This Lease cannot be changed, modified, or discharged orally, but only by an agreement in writing, signed by the party against whom enforcement of the change, modification or discharge is sought.

   ARTICLE 30. TIME. Time is of the essence for all the provisions of this Lease

   ARTICLE 31. INCLUSIVE LANGUAGE. Use of inclusive language in this Lease shall be construed to mean by example, and not to be limiting.

   ARTICLE 32.  NOTICES.

   (A) Any notice which Lessor is required or desires to give Tenant shall be deemed sufficiently given or rendered if it is in writing and is sent by Registered, Certified or overnight mail, addressed to Tenant at: 1300 South Clinton Street, Fort Wayne, Indiana, 46801, attention: Assistant Vice President-Director Facilities; together with a copy to the attention of Manager, Investment Section, Law Division, 200 East Berry Street, Fort Wayne, Indiana, 46802.

   (B) Any notice which Tenant desires or is required to give to Lessor shall be deemed sufficiently given or rendered if it is in writing and is sent by Registerd, Certified or overnight mail addressed to Lessor, P. O. Box 12925, 7500 West Jefferson Boulevard, Fort Wayne, Indiana, 46866, attention:
Mr. Richard D. Waterfield, with a copy to Howard L. Chapman, Esq., 215 East Berry Street, Fort Wayne, Indiana, 46802.

   (C) The proper address or person designated for receipt of any notices may be changed by Tenant or by Lessor upon written notice to the other party of such change in the manner above provided.

   (D)  Notices shall be deemed to have been received and effective three
(3) business days after mailing.

   ARTICLE 33. ARBITRATION OF DISPUTES. In the event of any dispute, controversy or claim between the parties involving this Lease, or the breach thereof, or involving the Premises or the Parking Facilities, or involving the rights and obligations of the parties arising from the tenancy created, either before, during, or after termination of this Lease, the parties agree to submit the dispute, at the election of either party, to binding arbitration. Arbitration shall be the sole means of resolving such disputes.

   (A) Arbitration shall be commenced by either party filing a written demand with any appropriate office of the American Arbitration Association
(AAA). If the AAA no longer exists, the parties shall use any successor to AAA and, if none, then such other organization as the parties may agree upon and, in the absence of such agreement, then such organization as may be selected by the Judge of the Circuit Court of Allen County, Indiana, upon request of either party.

   (B) The selection of the Arbitrator and the arbitration proceedings shall be conducted in accordance with the Commercial Rules and Regulations of the American Arbitration Association.

   (C)  Any arbitration hearing shall be conducted in Allen County, Indiana.

   (D) The Arbitrator shall be authorized to employ such experts as he may deem necessary to assist with the arbitration, and the costs of such experts shall be included as a part of the costs of arbitration.

   (E) Each party shall bear its own costs in connection with any arbitration proceedings, including its attorney fees; provided, that the costs and fees of the Arbitrator shall be borne equally by the parties.

   (F) At any arbitration hearing, the party that requested arbitration shall carry the burden of proof and shall present its evidence first. The Arbitrator may provide such remedy as he may deem appropriate; provided, that the Arbitrator shall have no authority to award penalties or damages in the nature of punitive damages, the right to claim such punitive damages being expressly waived by both parties. The Arbitrator shall render a written decision setting out the reasons for his conclusions.

   (G) The decision of the Arbitrator shall be final, conclusive, and binding on all parties. The parties shall faithfully observe, abide by and perform the terms of any award by the Arbitrator. If any party shall wrongfully refuse to submit any dispute to arbitration, or to comply with the decision of the Arbitrator, the other party shall be entitled to recover its costs, including reasonable attorney fees, in enforcing these arbitration provisions.

   ARTICLE 34. EMERGENCY REPAIRS. If an emergency situation occurs and is in need of immediate remedy, either party may take appropriate steps to make needed repairs. If it is later determined that the other party was responsible for the cost of such repairs under the terms of this Lease, then the responsible party shall reimburse the other party for such costs..

   ARTICLE 35. SATELLITE DISH. Notwithstanding anything to the contrary contained in the Lease, Tenant may erect a satellite dish or similar type structure (item) on top of the Building provided the following: (1) it shall provide and install such item at its sole cost and expense; (2) it shall submit to the Lessor for its review and approval its plans and specifications of such an item and the desired location and placement for the erection thereof and shall install such item in a good and workmanlike manner and in accordance with the reasonable directions of Lessor relative thereto; (3) it shall have obtained all the necessary permits and approvals which may be required from all lawful authorities (including those responsible for overseeing historic structures) to erect and install such item. Tenant may continue to keep and maintain said item on the Building and shall be responsible to pay for all costs associated with the maintenance and operation of such item and shall insure against all damages and liabilities arising therefrom throughout the term of this Lease. If Lessor has not notified Tenant regarding its written approval or refusal to approve plans and specifications as above provided within thirty (30) business days after receipt from Tenant, they shall be deemed approved by Lessor.

   Any such item erected by Tenant shall be removed by Tenant in a good and workmanlike manner upon the expiration or sooner termination of this Lease. Lessor further covenants to exercise best efforts and fully cooperate, at Tenant's sole cost and expense, to secure the permits which may be required for the item.

   Such a dish shall not be placed on the elevator tower roof nor the Penthouse roof, or installed in such a way as to adversely affect the architectural appearance of the building. Tenant shall indemnify Landlord and save it harmless against any loss or liability arising from or in connection with such satellite dish. Upon removal, Tenant shall restore the Premises to their prior condition.

   ARTICLE 36. RESTRICTED ALTERATIONS. Tenant agrees that if it alters, disturbs, removes, or damages those portions of the Premises itemized on Exhibit F to this Lease, then upon termination of the Lease, such items will be restored to their original condition by Tenant at its sole expense.

   Tenant may make alterations to the First Floor and Garden Level, and shall not be required to restore such areas to their original condition; provided, that upon termination of the Lease Tenant shall, in any event, leave the First Floor and Garden Level in such condition that they are rentable in a manner consistent with a standard, high-quality office building in Fort Wayne, Indiana, including rest rooms.

   Provisions of this Article shall not be interpreted to apply to interior space rented by the Lincoln Foundation in Renaissance Square.

   ARTICLE 37. CONSENT. Whenever the consent or approval of Lessor and/or Tenant is required under the terms of this Lease, Lessor and Tenant agree that such consent or approval shall not be unreasonably withheld.

   ARTICLE 38. VACATE. Tenant shall have the right to vacate the premises at any time and to remove its property therefrom without affecting its right to use and occupy the Premises or its liability for rental payments as provided in this Lease, and such vacation or removal will not be deemed a violation of any covenant or obligation under this Lease nor give rise of itself to any right of action by Lessor thereunder, so long as Tenant continues to pay rent and otherwise fulfill all of its obligations under this Lease.

   ARTICLE 39.  HAZARDOUS OR TOXIC CHEMICAL, WASTE OR OTHER SUBSTANCES.
Lessor represents that, to the best of Lessor's knowledge, neither Lessor, nor any affiliate, subsidiary, agent or employee of Lessor, has ever caused or permitted any hazardous or toxic chemical, waste or other substance to be placed, held, located or disposed on, under or at the Leased Premises or in the building, and that no concentrations of asbestos are present in the building or the Premises. For purposes of the foregoing sentence, "concentrations of asbestos" means either material containing more than 1% asbestos or the excess of (1) the standards issued by the United States Environmental Protection Agency ("EPA"), or (2) the "action level" established by the U.S. Department of Labor, Occupational Health and Safety Administration ("OSHA"), or (3) standards established by applicable state regulatory agency rules.

   Tenant covenants and represents that, to the best of Tenant's knowledge, neither Tenant, nor any affiliate, subsidiary, agent or employee of Tenant, has ever caused or permitted any hazardous or toxic chemical, waste or substance to be placed, held, located or disposed of on, under or at the Premises, and that no such substances (including asbestos) have been or will be placed in the Premises or Parking Facilities by Tenant except as may be used in conducting Tenant's normal business and maintenance, but in any event in compliance with law. Tenant shall, in its occupation and use of the Premises and the Parking Facilities, comply with all environmental laws, orders, rules or regulations and will indemnify Lessor against any loss or liability caused by Tenant's violation of same.

   ARTICLE 40. PROVISIONS REGARDING PARKING FACILITIES. The parties make the following agreements regarding the Parking Facilities:

        (a) The term of the Lease for all Parking Facilities shall be the same as the term of the Lease.

        (b) The Lease for the surface parking lot at the southwest corner of Barr and Jefferson Streets shall be subject to early termination at Tenant's election. Any early termination shall occur on an anniversary of the Effective Date. Tenant may terminate the Lease on that lot by giving written notice to Lessor not less than sixty (60) days prior to the first anniversary of the Effective Date, or at least sixty (60) days prior to any subsequent anniversary date. In the event of such early termination, Tenant's right of first refusal with respect to such lot (as set forth in Article 23 of this Lease) shall also terminate.

        (c) Tenant will pay all repair, maintenance, replacement and other costs in connection with the four surface parking lots that are a part of the Parking Facilities. Without limitation, Tenant shall be responsible for maintenance of gates, plants, resurfacing, striping, cleaning, snow removal and security. Tenant will make timely payment of all taxes and assessments that may be imposed on such parking lots. Subject to timely receipt of invoices from Lessor, Tenant shall pay any penalties or charges imposed because of late payment of taxes or assessments. Tenant will not be required to pave the surface lot at the southwest corner of Barr and Jefferson Streets. If any governmental authority shall subsequently require that lot to be paved, such paving shall be at the cost of Lessor.

           (i) Tenant will perform the aforesaid services and obligations for all portions of the four surface parking lots and will honor the rights of other persons who may be entitled to park on such lots. This includes 9 spaces on the Museum Lot for benefit of the Historical Museum. Tenant will receive no rentals for said Historical Museum spaces.

           (ii) At such time as any spaces described in (i) above become available to Tenant, Tenant shall commence paying rent for same, as per Exhibit A (the Lease Data Sheet), item 8, and Lessor shall be relieved of further obligation to reimburse Tenant for the pro-rata share of expenses allocable to such spaces.

        (d) Town Center Garage. Lessor shall make a total of 230 parking spaces in Town Center Garage available to Tenant. Town Center Garage is located west of Renaissance Square, being on the Northwest corner of Clinton and Wayne Streets in Fort Wayne, Indiana.

        (i) 230 parking spaces allocated to Tenant shall be reserved to Tenant as follows: Tenant shall have all of the sixth and seventh floors of the Garage and approximately one-half of the fifth floor of the Garage. The portion of the fifth floor allocated to Tenant shall, to the extent practical, consist of contiguous spaces.

        (ii) Tenant may at its cost identify the spaces reserved to it in the Garage

   (g) Diagrams of the four surface parking lots that are a part of the Parking Facilities are attached as Exhibits H-1, H-2, H-3, and H-4, and made a part of this Lease.

   ARTICLE 41.   RENEWAL OPTIONS.

   (A) The Tenant shall, if it is not in default, have the option to extend this Lease for a successive period of five (5) years by giving written notice of its intent to renew to Lessor not less than nine (9) months prior to the termination of the original Lease Term. If the option to renew is exercised, all provisions and covenants of this Lease shall be in full force and effect during such renewal term. At the beginning of such renewal term, the rent shall be subject to adjustment as provided in Article 4(B) of this Lease. If the renewal option is exercised, the rent for all Parking Facilities during such renewal shall be increased to market rates prevailing for comparable parking spaces at the time that the renewal period begins; provided, that in no event shall any such rent during the renewal period be less than the rent in effect at the time of the termination of the original Lease Term.

   (B) The Tenant shall, if it has exercised its first five year renewal option and if it is not in default, have a second option to extend this Lease for a successive period of five (5) years by giving written notice of its intent to renew to Lessor not less than nine (9) months prior to the termination of the prior renewal period. If the option to renew is exercised, all provisions and covenants of the Lease shall be in full force and effect during such renewal term. At the beginning of such renewal term, the rent shall be subject to adjustment as provided in Article 4(B) of this Lease. If the renewal option is exercised, the rent for all parking facilities during such renewal shall be increased to market rates prevailing for comparable parking spaces at the time that the renewal period begins; provided, that in no event shall any such rent during the renewal period be less than the rent in effect at the time of termination of the prior renewal period.

   ARTICLE 42. TENANT'S REMEDIES FOR LESSOR'S DEFAULT. In the event of default by Lessor under any of the terms and conditions of this Lease to be performed by Lessor, then Tenant may give Lessor written notice of such default, and Lessor shall correct same, or commence reasonable efforts to commence same, within thirty (30) days thereafter. If Lessor fails to correct such a default, then the Arbitrator in any arbitration proceeding shall have the authority to award Tenant any or all remedies that might be provided at law or in equity; provided that default shall not be declared so long as Lessor is making a reasonable effort to correct the problem. In addition to all remedies provided by law and all remedies provided elsewhere in this Lease, the Arbitrator shall have the authority to award Tenant the following remedies:

   1.   The right to proportionate abatement of rent;

   2. The right to cure such default and to deduct the costs of such performance from rents subsequently payable under this Lease until such costs have been fully reimbursed to Tenant; or

   3. If the Arbitrator finds that Lessor is in default, has failed to correct the default, and has not made or is not making a reasonable effort to correct the default, then the Arbitrator may permit Tenant to cancel and terminate this Lease by written notice to Lessor.

   ARTICLE 43. SHORT FORM LEASE. At either Tenant's or Lessor's election, the parties agree to execute and record a Short Form of this Lease.

   ARTICLE 44. BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease. Tenant knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Lessor shall be responsible for any commissions or fees due to any broker with whom Lessor may have had dealings.

   ARTICLE 45. LESSOR'S AUTHORITY. Lessor covenants and represents that it is the owner of the Premises and the four surface parking lots that are a part of the Parking Facilities, and that Lessor has the capacity and authority to enter into and execute this Lease. Lessor covenants and represents that it is authorized to make this lease with respect to parking spaces in Town Center Garage.

   EXECUTED at Fort Wayne, Indiana, this       day of _____________, 1994.


CBD INVESTMENT GROUP                     LINCOLN NATIONAL CORPORATION
By: Union Holding Co., Inc.
    Partner


By: ____________________________   By:_______________________________________
   Richard D. Waterfield, President  P. Kenneth Dunsire, Executive Vice
                             LESSOR
TENANT
8655

                                 EXHIBIT A-1

                                   PREMISES


    The Premises are located in Renaissance Square, an office building located on the South half of the block located in downtown Fort Wayne, Indiana, which block is bounded on the North by Berry Street, on the East by Barr Street, on the South by Wayne Street, and on the West by Clinton Street. The address of Renaissance Square is 200 East Berry Street, Fort Wayne, Indiana, 46802. The Premises include the entire Renaissance Square building (including the Skybridge) with the exception of portions occupied by other tenants (approximately 16,450 square feet on the first floor, and 11,181 square feet on the Garden Level, leased to The Lincoln National Foundation, Inc.). Renaissance Square is legally described as Lots 119 to 124 inclusive in the Original Plat of Fort Wayne, Indiana.

                            THE PARKING FACILITIES

1. Surface Lot - North of and adjacent to Renaissance Square - 87 spaces. Legal description: Lots 113 to 118 inclusive in the Original Plat of Fort Wayne, Indiana.

2. Surface Lot - Southeast corner Clinton & Wayne - 101 spaces. Legal description: Lots 173, 174, 175, and 176 in the Original Plat of Fort Wayne, Indiana.

3. Surface Lot - Southwest corner Barr & Jefferson - 93 spaces. Legal description: Lots 178, 179, and 180 in Hanna's Addition to Fort Wayne, Indiana.

4. Surface Lot on Berry, East of Historical Museum - 73 spaces. Legal description: Lots 64 and 65, Final Plat of County Addition, plus Lot 272 and part of Lot 1 in Final Plat of Samuel Hanna's First Addition, Fort Wayne, Indiana (the "Museum Lot").

5. Town Center Garage - Northwest corner of Wayne and Clinton Streets - 230 spaces.

9227

                                  EXHIBIT C

                          CBD/LINCOLN NATIONAL LEASE


Renaissance Square
Property Management Responsibilities
Preventative Maintenance Check List

1.  HVAC System:
     Chillers
     Boilers
     Controls
     Fan Coil Units

2.  Elevators:

3.  Electrical:
     Switch gear
     Each floor's electrical panels

4.  Fire Protection System:
     Pumps
     Detectors
     Electrical panels/Pull stations

5.  Sewage Ejector

9236

                                  EXHIBIT F
                          CBD/LINCOLN NATIONAL LEASE
                            RESTRICTED ALTERATIONS

1. Public restrooms located on the second, third and fourth floors on either side of the elevators north of the Atrium.

2. The Atrium areas, including roof, openings in floor, railings, and surrounding walls, and doors required by Code.

3.  Exterior of Renaissance Square Building and Skybridge.


    In the event Tenant removes any plumbing, wiring, Halon system, or other facilities, they will be capped at the wall for easy access and re-attachment at the time of Lease end. Tenant will maintain records, to be available to Lessor, as to all such locations.